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Exhibit 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
February 4, 2003

Landmark Bancorp, Inc. Announces Results For the Quarter and the Year Ended December 31, 2002, and Declares the Fourth Quarter Cash Dividend

        (Manhattan, KS, February 4, 2003) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended December 31, 2002, of $1.2 million, compared to a net loss of $638,000 for the quarter ended December 31, 2001, according to Patrick L. Alexander, President and Chief Executive Officer. Diluted earnings per share for the quarter ended December 31, 2002, was $0.59 versus a loss per share of $0.31 for the quarter ended December 31, 2001. Net earnings for the fiscal year ended December 31, 2002, was $4.6 million, an increase of 83.8%, compared to net earnings of $2.5 million for the fiscal year ended September 30, 2001. Diluted earnings per share for the fiscal year ended December 31, 2002, was $2.14 versus $1.98 for the fiscal year ended September 30, 2001. As previously reported, Landmark Bancorp completed the merger of Landmark Bancshares, Inc. with MNB Bancshares, Inc. on October 9, 2001, and subsequently converted its fiscal year from September 30 to December 31. Accordingly, the results for the quarter and the fiscal year ended December 31, 2002, include MNB's results while the comparable fiscal year ended September 30, 2001, do not.

        Landmark Bancorp's annualized return on average assets was 1.46% for the quarter ended December 31, 2002, and the return on average equity was 11.87%. The return on average assets was 1.35% for the fiscal year ended December 31, 2002, and return on average equity was 11.31% for that same period. The Company also announced its Board of Directors declared a cash dividend of 16 cents per share to shareholders of record as of February 5, 2003, payable February 18, 2003.

        Net income for the quarter ended December 31, 2002, of $1.2 million was an increase of $1.9 million compared to a net loss of $638 thousand for the quarter ended December 31, 2001. This increase relates primarily to non-recurring expenses of $2.7 million incurred in conjunction with the merger with MNB during the fourth quarter of 2001. Net interest income for fourth quarter 2002 increased $318 thousand compared to the fourth quarter of 2001, an increase of 11.6%. This increase was due primarily to an improvement in the net interest margin to 3.81% for the fourth quarter of 2002 from 3.22% for the fourth quarter of 2001. The acquired commercial and consumer loan portfolios of MNB combined with the commercial loan growth during 2002 resulted in a substantially improved net yield on interest-earning assets. Total non-interest income increased approximately $335 thousand, or 33.1%, compared to the quarter ended December 31, 2001. The majority of this increase was due to a $226 thousand increase in fees and service charges and a $78 thousand increase in gains on sale of loans. Total non-interest expense for the fourth quarter of 2002 decreased approximately $2.3 million, or 48.4%, compared to the fourth quarter of 2001 resulting from the $2.7 million MNB merger-related, non-recurring severance costs incurred in the fourth quarter of 2001.

        Net income for the fiscal year ended December 31, 2002, of $4.6 million was an increase of $2.1 million, or 83.8%, compared to the fiscal year ended September 30, 2001. Net interest income increased $5.9 million for the fiscal year ended December 31, 2002, compared to the fiscal year ended September 30, 2001, an increase of 90.7%. This increase was due primarily to the merger with MNB and an improvement in the net interest margin increasing to 3.86% for the fiscal year ended December 31, 2002, from 3.09% for the fiscal year ended September 30, 2001. The acquired commercial and consumer loan portfolios of MNB combined with the commercial loan growth during 2002 resulted in a substantially improved net yield on interest-earning assets. Total non-interest income increased approximately $1.5 million, or 63.9%, compared to the fiscal year ended September 30, 2001. The majority of this increase was due to a $1.7 million increase in fees and service charges and a $602 thousand increase in gains on sale of loans, which was partially offset by a $874 thousand decline in gain on sale of investments, compared to the prior fiscal year. Total non-interest expense for the fiscal year ended

December 31, 2002, increased approximately $4.9 million, or 114.8%, compared to the fiscal year ended September 30, 2001, as a result of the merger with MNB.

        Alexander commented, "We have been very pleased about the progress we have made over the past year in assimilating the two companies operationally and from a performance perspective. The success that we have enjoyed in our first full year of operations has been very rewarding and reflects the tremendous efforts that our staff has put forth to make this merger successful. Our customers have been enthusiastic about the combination and the resulting enhancement of resources, products, and services that have been made available to them."

        Alexander further remarked, "The current low interest rate environment has significantly increased the number of residential mortgage loans which have been refinanced. While this has increased non-interest income resulting from the sale of these loans to the secondary market, the residential mortgage loan portfolio has decreased as refinanced fixed rate loans have been sold to the secondary market. Our lending staff's efforts remain focused on growing our commercial and consumer loan portfolios. We are also concentrating on expanding our relationships with these customers through the cross sale of other services such as their core deposit transaction accounts in a continued effort to reduce our cost of funds, increase fee income and improve the profitability of our customer relationships. These efforts should further enhance our future earnings capability and reduce our earnings exposure related to increasing interest rates."

        Landmark Bancorp, Inc.'s total assets declined to $341 million at December 31, 2002, compared to $350 million at December 31, 2001. Loans receivable, net were $229 million at December 31, 2002, compared to $241 million at December 31, 2001. At December 31, 2002, and December 31, 2001, the allowance for loan losses was $2.6 million, or 1.1% of net loans. As of December 31, 2002, $1.3 million in loans were on non-accrual status, or 0.55% of total loans, compared to a balance of $1.0 million in loans on non-accrual status, or 0.43% of total loans, as of December 31, 2001. Although residential home loans comprised 70.9% of the $1.3 million of the non-accrual balance at December 31, 2002, the Company has historically incurred minimal losses based upon collateral values. The Company has not experienced significant asset quality deterioration relating to the commercial loan portfolio as a result of the current economic downturn. However, the Company has seen some deterioration in the consumer loan portfolio asset quality as a result of the current economic conditions. During the third quarter of 2002, the Company increased its monthly loan loss provision in response to these developments.

        Landmark Bancorp, Inc. is the holding company for Landmark National Bank. Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

        Financial highlights for Landmark Bancorp, Inc. are attached. In conjunction with the October 9, 2001 merger, Landmark Bancorp, Inc. changed its fiscal year end from September 30 to December 31. Accordingly, the quarter ended December 31, 2001 was reported on Form 10-K as a transition period. Landmark Bancorp, Inc.'s initial twelve-month fiscal year end will conclude on December 31, 2002.

Special Note Concerning Forward-Looking Statements

        This press release contains, and future oral and written statements of the Company and its management may contain, forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

        A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At December 31, 2002	At December 31, 2001
ASSETS
Cash and cash equivalents	$11,448,684	$22,163,258
Investment securities	89,296,337	75,310,561
Loans receivable, net(1)	229,111,866	240,978,534
Buildings & equipment, net	3,755,048	3,521,469
Goodwill	1,971,178	2,108,801
Core deposit intangible	606,273	744,546
Other assets	5,124,794	4,872,389
TOTAL ASSETS	$341,314,180	$349,699,558
LIABILITIES
Deposits	$264,280,870	$273,246,285
Federal Home Loan Bank borrowings	26,203,121	28,697,063
Other liabilities	9,756,415	7,551,457
Total liabilities	300,240,406	309,494,805
Stockholders' equity	41,073,774	40,204,753
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$341,314,180	$349,699,558

(1)
Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $2,565,201 and $2,640,288 at December 31, 2002 and December 31, 2001, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

			Three months ended December 31,
	Year ended December 31, 2002	Year ended September 30, 2001
			2002	2001
Interest income	$19,561,526	$16,438,183	$4,650,047	$5,224,103
Interest expense	7,111,199	9,909,196	1,583,561	2,475,178

Net interest income	12,450,327	6,528,987	3,066,486	2,748,925
Provision for loan losses	181,500	120,000	65,000	32,500

Net interest income after provision for loan losses	12,268,827	6,408,987	3,001,486	2,716,425
Non-interest income(2)(3)	3,856,016	2,352,676	1,346,764	1,011,720
Non-interest expense	9,184,191	4,276,522	2,474,011	4,796,375
Income tax expense/(benefit)	2,362,739	1,780,394	638,668	(430,438)
Cumulative effect of change in accounting principle, net of tax of $125,144	—	(214,553)	—	—

Net earnings/(loss)	$4,577,913	$2,490,194	$1,235,571	$(637,792)

Net earnings/(loss) per share(4)
Basic	$2.20	$2.13	$0.61	$(0.31)
Diluted	2.14	1.98	0.59	(0.31)
Book value per share(4)	$20.44	$21.48	$20.44	$18.41
Shares outstanding at end of period	2,009,834	1,214,887	2,009,834	2,184,394
Weighted average diluted common and common equivalent shares outstanding	2,142,482	1,260,244	2,077,424	2,138,354

(2)
Total non-interest income includes gains on sale of loans of $1,365,691 for the year ended December 31, 2002 compared to $763,470 for the year ended September 30, 2001. Total non-interest income includes gains on sale of loans of $616,966 for the three months ended December 31, 2002 compared to $538,510 for the three months ended December 31, 2001. This improvement in gains on sale of loans resulted from the increased level of loan originations due to the decrease in home mortgage interest rates during 2002.

(3)
Total non-interest income includes gains on sale of investments of $124,334 for the year ended December 31, 2002 compared to $997,859 for the year ended September 30, 2001. Total non-interest income includes gains on sale of investments of $29,415 for the three months ended December 31, 2002 compared to a loss on sale of investments of $601 for the three months ended December 31, 2001. This decline in year to date gains on sale of investment resulted a reduced number of investment sales based on the Company's evaluation of the investment portfolio.

(4)
Net earnings per share and book value per share at or for the periods ended December 31, 2001 and September 30, 2001 have been adjusted to give effect to the 5% stock dividends paid during December 2002 and 2001.

			Three months ended December 31,
	Year ended December 31, 2002	Year ended September 30, 2001
			2002	2001
OTHER DATA (unaudited):
Return on average assets(5)	1.35%	1.13%	1.46%	(0.72)%
Return on average equity(5)	11.31%	10.17%	11.87%	(6.29)%
Equity to total assets	12.03%	13.03%	12.03%	11.50%
Net yield on interest earning assets(5)	3.86%	3.09%	3.81%	3.22%

(5)
Information for the three months ended is annualized.

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  Exhibit 99.1